Exhibit 99.1

MiMedx Announces BDO as the Company’s New Independent Registered Public Accounting Firm

Marks Important Step in Advancement of Company’s Financial Restatement Process

MARIETTA, Ga., May 28, 2019 – MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that the Audit Committee of the Company’s Board of Directors approved the engagement of BDO USA, LLP (“BDO”) as the Company’s new independent registered public accounting firm. BDO delivers assurance and tax advisory services to clients throughout the country and around the globe, and is the 5th largest firm in the world serving publicly traded domestic and international clients.

“We are extremely pleased to welcome BDO as MiMedx’s new independent auditor,” said Edward J. Borkowski, MiMedx’s interim Chief Financial Officer. “BDO is a world-class firm with an outstanding reputation for delivering timely, high-quality audit services and meeting the challenges presented by complex accounting matters. The engagement of BDO as the Company’s new independent auditor represents another positive step in the Board’s and new management’s efforts to position MiMedx for future success. The Board and management team believe BDO will be able to begin the audit immediately so that we can complete the financial restatement as soon as practicable.”

BDO has been engaged to serve as the Company’s auditor for the current year and all prior periods since 2016 necessary to ensure the Company’s reinstatement as a timely filer.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding the anticipated timing for BDO’s commencement of the audit of the Company’s financial statements. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including, without limitation, BDO’s review of the findings of the Audit Committee investigation and work on the restatement that has been completed to date. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9383

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449